     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 1996

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                       SERVICE CORPORATION INTERNATIONAL
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             TEXAS                          7261                        74-1488375
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)

                      1929 ALLEN PARKWAY, P.O. BOX 130548
                           HOUSTON, TEXAS 77219-0548
                                 (713) 522-5141
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OR
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                JAMES M. SHELGER
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                       SERVICE CORPORATION INTERNATIONAL
                      1929 ALLEN PARKWAY, P.O. BOX 130548
                           HOUSTON, TEXAS, 77219-0548
                                 (713) 522-5141

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT OF SERVICE)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC. As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /.
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                      PROPOSED        PROPOSED
         TITLE OF EACH                AMOUNT          MAXIMUM         MAXIMUM        AMOUNT OF
      CLASS OF SECURITIES             TO BE        OFFERING PRICE    AGGREGATE      REGISTRATION
      TO BE REGISTERED(1)           REGISTERED        PER UNIT     OFFERING PRICE       FEE
--------------------------------------------------------------------------------------------------
Guarantees of Promissory
  Notes.........................  $220,671,823(2)       100%        $220,671,823      $76,094
Convertible Debentures..........
                                ------------------------------------------------------------------
Common Stock....................  2,547,142 shares    $46.875(3)  $119,397,281(3)     $41,172
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus contained in this Registration Statement also relates to the securities included in this table covered by Registrant's Registration Statement on Form S-4 (Registration No. 33-54996), including $29,328,177 of Guarantees and Convertible Debentures and 7,452,858 shares of Common Stock as to which filing fees aggregating $49,437 have been previously paid.

(2) Such indeterminate principal amount of Guarantees of Promissory Notes and Convertible Debentures as may from time to time be issued at indeterminate prices.

(3) Estimated pursuant to Rule 457(c) for the purpose of calculating the registration fee based on the average of the high and low reported prices on March 15, 1996, as reported on the New York Stock Exchange Composite Tape.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
                             ---------------------
     This Registration Statement also relates to such indeterminate number and shares of Common Stock of the Company as may be issuable upon conversion of the Convertible Debentures. This Registration Statement also pertains to Rights to purchase shares of Series C Junior Participating Preferred Stock of the Registrant (the "Rights"). Until the occurrence of certain prescribed events the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred along with and only with such securities. Thereafter, separate Rights certificates will be issued representing one Right for each share of Common Stock held subject to adjustment pursuant to anti-dilution provisions.

     This Registration Statement also relates to all shares of Common Stock registered hereunder which may be offered for resale by persons who may receive from the Company (i) Common Stock in acquisitions, and (ii) Common Stock upon conversion of the convertible debentures received in acquisitions, as more fully described in the Prospectus contained in the Registration Statement.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SERVICE CORPORATION INTERNATIONAL

                             CROSS REFERENCE SHEET
             BETWEEN ITEMS IN PART I OF THE REGISTRATION STATEMENT
               (FORM S-4) AND PROSPECTUS PURSUANT TO ITEM 501(B)

                      ITEM OF FORM S-4                               LOCATION IN PROSPECTUS
-------------------------------------------------------------   ---------------------------------
 1.   Forepart of Registration Statement and Outside Front
      Cover Page of Prospectus...............................   Cover Page
 2.   Inside Front and Outside Back Cover Pages of
      Prospectus.............................................   Inside Front and Outside Back
                                                                Cover Pages; Available
                                                                Information; Incorporation of
                                                                Certain Information by Reference
 3.   Risk Factors, Ratio of Earnings to Fixed Charges and
      Other Information......................................   Cover Page; The Company; Selected
                                                                Financial Data; Ratio of Earnings
                                                                to Fixed Charges; Incorporation
                                                                of Certain Information by
                                                                Reference*
 4.   Terms of the Transaction...............................   *
 5.   Pro Forma Financial Information........................   *
 6.   Material Contracts with the Company Being Acquired.....   *
 7.   Additional Information Required for Reoffering by
      Persons and Parties Deemed to be Underwriters..........   Outstanding Securities Covered by
                                                                this Prospectus*
 8.   Interests of Named Experts and Counsel.................   Experts; Legal Matters
 9.   Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities.........................   **
10.   Information with Respect to S-3 Registrants............   The Company; Incorporation of
                                                                Certain Information by Reference
11.   Incorporation of Certain Information by Reference......   Incorporation of Certain
                                                                Information by Reference
12.   Incorporation with Respect to S-2 or S-3 Registrants...   **
13.   Incorporation of Certain Information by Reference......   **
14.   Information with Respect to Registrants Other than S-3
      or S-2 Registrants.....................................   **
15.   Information with Respect to S-3 Companies..............   **
16.   Information with Respect to S-2 or S-3 Companies.......   **
17.   Information with Respect to Companies Other than S-2 or
      S-3 Companies..........................................   *
18.   Information if Proxies, Consents or Authorizations are
      not to be Solicited....................................   *
19.   Information if Proxies, Consents or Authorizations are
      not to be Solicited or in an Exchange Offer............   *

---------------

 * Inapplicable (or partially inapplicable as indicated) upon filing of this Registration Statement -- may be included in subsequent amendments under certain circumstances.

** Not applicable or answer is negative.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                      SUBJECT TO COMPLETION MARCH 21, 1996

PROSPECTUS

SERVICE CORPORATION INTERNATIONAL

GUARANTEES OF PROMISSORY NOTES, CONVERTIBLE DEBENTURES AND COMMON STOCK

     The Prospectus includes 10,000,000 shares of common stock, $1 par value (the "Common Stock"), guarantees (the "Guarantees") of promissory notes of subsidiaries ("subsidiary notes") of Service Corporation International (the "Company" or "SCI") and Convertible Debentures (the "Debentures") of the Company, which may be offered and issued by the Company from time to time in the acquisition of other businesses or properties. The Guarantees and the Debentures may be offered at an aggregate offering price of up to $250,000,000.

     It is anticipated that such acquisitions will consist principally of additional funeral home, cemetery and related operations. The consideration for acquisitions will consist of shares of Common Stock, cash, notes, Debentures or other evidences of debt, Guarantees, assumption of liabilities or a combination thereof, as determined from time to time by negotiations between the Company and the owners or controlling persons of the businesses or properties to be acquired. In addition, the Company may lease property from and enter into management agreements and consultative and noncompetition agreements with the former owners and key executive personnel of the businesses to be acquired. The Debentures and the Guarantees are unsecured senior obligations of the Company. As of December 31, 1995, the Company and its subsidiaries had outstanding approximately $1,733 million of secured debt or senior unsecured indebtedness and approximately $121 million of unsecured and subordinated debt. Such amounts included approximately $597 million of indebtedness of the Company's subsidiaries. The terms of the Debentures and the Guarantees will not restrict the Company's ability to issue secured debt, which will, to the extent of the security for such debt, rank senior to the Debentures and the Guarantees.

     The terms of an acquisition are determined by negotiations between the Company's representatives and the owners or controlling persons of the business or properties to be acquired. Factors taken into account in acquisitions include the established quality and reputation of the business and its management, earning power, cash flow, growth potential, real estate, equipment, locations of the business to be acquired and the market value of the Common Stock when pertinent. It is anticipated that shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the current market value of the Common Stock, either at the time the terms of the acquisition are tentatively agreed upon, or at or about the time of closing, or during the period or periods prior to delivery of the shares. Each share of Common Stock includes the right to purchase 1/150th of a share of Series C Junior Participating Preferred Stock of the Company at a price of $56.67. The rights are not currently exercisable and become exercisable only upon events generally involving the acquisition or proposed acquisition by third parties of 20% or more of the outstanding Common Stock.

     All of the shares of Common Stock offered hereby may, subject to certain conditions, be resold pursuant to this Prospectus by the persons who receive such shares in acquisitions. With respect to the Debentures which may be offered and issued by the Company as described above, all shares of Common Stock issuable upon conversion of the Debentures may, subject to certain conditions, be resold pursuant to this Prospectus by the persons who receive such shares upon conversion. See "Outstanding Securities Covered by this Prospectus" on page 2 for information relating to resales pursuant to this Prospectus of shares of Common Stock issued under the Registration Statement.

     The Common Stock is listed on the New York Stock Exchange. The closing price of the Common Stock on such exchange on March 19, 1996 was $47.75.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
            TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH   , 1996.

               OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

     This Prospectus has also been prepared for use by the persons who may receive from the Company Common Stock covered by the Registration Statement (including Common Stock issuable upon conversion of Debentures) in acquisitions and who may be entitled to offer such Common Stock under circumstances requiring the use of a Prospectus (such persons being referred to under this caption as "Stockholders"); provided, however, that no Stockholder will be authorized to use this Prospectus for any offer of such Common Stock without first obtaining the consent of the Company. The Company may consent to the use of this Prospectus for a limited period of time by the Stockholders and subject to limitations and conditions which may be varied by agreement between the Company and the Stockholders. Resales of such shares may be made on the New York Stock Exchange or such other exchange on which the Common Stock may be listed, in the over-the-counter market, in private transactions or pursuant to underwriting agreements.

     Agreements with Stockholders permitting use of this Prospectus may provide that any such offering be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by the Company; that Stockholders enter into custody agreements with one or more banks with respect to such shares; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required. The Stockholders may be deemed to be underwriters within the meaning of the Securities Act of 1933.

     When resales are to be made through a broker or dealer selected by the Company, it is anticipated that a member firm of the New York Stock Exchange may be engaged to act as the Stockholders' agent in the sale of shares by such Stockholders. The member firm will be entitled to commissions (including negotiated commissions to the extent permissible). Sales of shares by the member firm may be made on the New York Stock Exchange or other exchange from time to time at prices related to prices then prevailing. Any such sales may be by block trade. Any such member firm may be deemed to be an underwriter within the meaning of the Securities Act of 1933 and any commissions earned by such member firm may be deemed to be underwriting discounts and commissions under such Act.

     Upon the Company being notified by a Stockholder that any block trade has taken place, a supplementary prospectus, if required, will be filed pursuant to Rule 424 under the Securities Act of 1933, disclosing the name of the member firm, the number of shares involved, the price at which such shares were sold by such Stockholder, and the commissions to be paid by such Stockholder to such member firm.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM SERVICE CORPORATION INTERNATIONAL, 1929 ALLEN PARKWAY, P.O. BOX 130548, HOUSTON, TEXAS 77219-0548, ATTENTION: JAMES M. SHELGER, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY (TEL. (713) 522-5141). SEE "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street N.W., Washington D.C. 20549; 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10050.

     Additional information regarding the Company and the Securities is contained in the Registration Statement, of which this Prospectus is a part, and the exhibits relating thereto (the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Act"). For further information pertaining to the Company and the Securities, reference is made to the Registration Statement, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by SCI with the Commission are incorporated herein by reference:

          (i) SCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

          (ii) SCI's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995, June 30, 1995 and September 30, 1995;

          (iii) The Company's Current Report on Form 8-K dated June 7, 1995;

          (iv) The Company's Current Report on Form 8-K dated July 10, 1995;

          (v) The Company's Current Report on Form 8-K dated July 12, 1995;

          (vi) The Company's Current Report on Form 8-K dated July 13, 1995;

          (vii) The Company's Current Report on Form 8-K dated September 5,
     1995;

          (viii) The Company's Current Report on Form 8-K dated September 12, 1995;

          (ix) The Company's Current Report on Form 8-K dated September 18,
     1995;

          (x) The Company's Current Report on Form 8-K dated December 4, 1995;

          (xi) Description of the Company's capital stock set forth under the caption "Item 1. Description of Securities to be Registered -- Capital Stock" in the Form 8, Amendment No. 3, dated September 15, 1982, to the Company's Registration Statement on Form 8-A; and

          (xii) Description of the Company's preferred share purchase rights contained in the Company's Registration Statement on Form 8-A dated July 26, 1988, as amended by Amendment No. 1 thereto filed under cover of Form 8 and dated May 11, 1990.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Service Corporation International, 1929 Allen Parkway, Houston, Texas 77019, Attention:
James M. Shelger, Senior Vice President, General Counsel and Secretary, telephone number: (713) 522-5141.

                                  THE COMPANY

     The Company is the largest provider of funeral and cemetery services and products in the world. As of December 31, 1995, the Company owned and operated 2,739 funeral service operations, 318 cemeteries and 139 crematoria. The Company's affiliates provide funeral and cemetery services in North America, Europe and Australia.

     The Company was incorporated in Texas on July 5, 1962. The Company's principal executive offices are located at 1929 Allen Parkway, Houston, Texas 77019, telephone number: (713) 522-5141. As used herein, unless the context indicates otherwise, the terms "Company" and "SCI" refer to the Company and its subsidiaries.

     The Company has acquired most of its present operations through acquisitions and has from time to time divested itself of certain properties and/or operations previously acquired. The Company continues to review the possible acquisition of various related businesses.

     The Company's authorized capital stock consists of 200,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $1 par value. As of December 31, 1995, 117,271,086 shares of Common Stock and no shares of preferred stock were outstanding. The transfer agent and registrar for the Common Stock is Society National Bank.

                                USE OF PROCEEDS

     This Prospectus relates to shares of Common Stock, Debentures and Guarantees of promissory notes of subsidiaries of the Company which may be offered and issued by the Company from time to time in the acquisition of other businesses or properties. Other than the businesses or properties acquired, there will be no proceeds to the Company from these offerings.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for the Company. Such data should be read in conjunction with the Company's consolidated financial statements and notes thereto, and management's discussion and analysis of results of operations and financial condition, incorporated by reference herein.

                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,                       YEARS ENDED DECEMBER 31,
                                                ---------------------   ---------------------------------------------------------
                                                 1995(1)     1994(1)      1994        1993        1992        1991        1990
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues......................................  $1,105,253  $ 801,934   $1,117,175  $ 899,178   $ 772,477   $ 643,248   $ 563,156
Income before income taxes and preferred
  dividend requirement........................     206,081    161,970     219,021     173,492     139,336     108,872      99,432
Net income available to common stockholders...     127,156     96,243     131,045     101,061      86,536      73,372      60,218
PER SHARE DATA:
Net income available to common stockholders...        1.31       1.12        1.51        1.21        1.13        1.03         .85
Dividends.....................................         .33       .315         .42         .40         .39         .37         .37
BALANCE SHEET DATA:
Total assets..................................   6,997,712  4,839,553   5,161,888   3,683,304   2,611,123   2,123,452   1,653,689
Long-term debt................................   2,158,710  1,248,545   1,330,177   1,062,222     980,029     786,685     577,378
Stockholders' equity..........................   1,368,553    964,049   1,196,622     884,513     683,097     615,776     434,323

---------------

(1) Unaudited

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth SCI's consolidated ratio of earnings to fixed charges for the periods shown:

 NINE MONTHS
    ENDED
SEPTEMBER 30,             YEARS ENDED DECEMBER 31,
-------------     ----------------------------------------
1995     1994     1994     1993     1992     1991     1990
-----    ----     ----     ----     ----     ----     ----
2.74     3.32     3.13     3.19     3.03     2.82     2.88

     For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, less undistributed income of equity investees which are less than 50% owned, plus the minority interest of majority-owned subsidiaries with fixed charges and plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, whether capitalized or expensed, amortization of debt costs and one-third of rental expense which the Company considers representative of the interest factor in the rentals.

                           DESCRIPTION OF DEBENTURES

     The Debentures will constitute senior convertible debt of the Company and will be issued under a Debenture Indenture (the "Debenture Indenture") dated as of June 15, 1992, between the Company and Texas Commerce Bank, National Association, as trustee (the "Trustee"). The Debenture Indenture is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Debenture Indenture and the Debentures do not purport to be complete, and such summaries are subject to the detailed provisions of the Debenture Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain capitalized terms used herein but not otherwise defined herein. Section references in parentheses below are to sections in the Debenture Indenture. Wherever particular sections or defined terms of the Debenture Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

     The Debentures may be issued from time to time in one or more series. The following description of the Debentures sets forth certain general terms and provisions of the Debentures of all series. The particular terms of each series of Debentures offered by any Prospectus Supplement will be described therein.

     General. The Debentures will be unsecured senior obligations of the Company and may be issued from time to time in one or more series. The Debenture Indenture will not limit the amount of Debentures, notes or other types of indebtedness, including secured indebtedness, that may be issued by the Company or any of its Subsidiaries nor will it restrict transactions between the Company and its Affiliates, the payment of dividends by the Company, or the transfer of assets by the Company to its Subsidiaries. The Company currently conducts substantially all its operations through Subsidiaries. Consequently, the rights of the Company to receive assets of any Subsidiary (and thus the ability of holders of Debentures to benefit indirectly from such assets) are subject to the prior claims of creditors of that Subsidiary. Other than as may be set forth in any Prospectus Supplement, the Debenture Indenture and the Debentures will not contain any covenants or other provisions that are intended to afford holders of the Debentures special protection in the event of a highly leveraged transaction by the Company. As of December 31, 1995, the Company and its subsidiaries had outstanding approximately $1,733 million of secured debt or senior unsecured indebtedness and approximately $121 million of unsecured and subordinated debt. Such amounts included approximately $597 million of indebtedness of the Company's subsidiaries. Each Debenture will bear interest from the date of issuance at the rate per annum set forth in the Prospectus Supplement, payable quarterly on February 1, May 1, August 1 and November 1 of each year to the person in whose name such Debenture is registered at the close of business on the preceding January 15, April 15, July 15 and October 15, as the case may be. Principal will be payable at the maturity of the Debenture. Principal and interest will be payable at the office of the Trustee, but, at the option of the Company, interest may be paid by check mailed on or before the payment date to the registered holders of the Debentures at their registered addresses.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to each series of Debentures (to the extent such terms are applicable to such Debentures): (i) the title of the Debentures; (ii) aggregate principal amount, purchase price and denomination; (iii) the terms and conditions upon which the Debentures are convertible into Common Stock including the initial conversion price or conversion rate and the conversion period; (iv) the date or dates on which the Debentures will mature; (v) the interest rate or rates (or the method by which such will be determined), and the dates from which such interest will accrue; (vi) any terms applicable to the Debentures issued at an original issue discount below their stated principal amount, including the issue price thereof and the rate or rates at which such original issue discount shall accrue; (vii) any applicable United States federal income tax consequences, other than as described under "Certain Federal Income Tax Consequences"; and (viii) any terms which may be required by or advisable under applicable laws or regulations.

     Unless otherwise specified in any Prospectus Supplement, the Debentures will be issued only in fully registered form and in denominations of $1,000 and any integral multiple thereof (Section 2.7). No service charge will be made for any transfer or exchange of any Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.8).

     Under the Debenture Indenture, the Trustee must mail to the holders of each series of Debentures notice of all uncured defaults with respect to such series within 90 days after the occurrence thereof (the term default to include the Events of Default set forth below without regard to grace periods); provided that, except in the case of a default in the payment of principal of or interest on any Debentures, the Trustee shall be protected in withholding such notice if, in good faith, it determines that the withholding of such notice is in the interest of the holders of the Debentures of such series. (Section 5.8).

     The Debenture Indenture and the Debentures will be governed by Texas law.

     Consolidation, Merger, Sale, Etc. The Debenture Indenture provides that the Company may consolidate or merge with or into any other corporation, and may sell, lease, exchange or otherwise dispose of all or substantially all of its property and assets to any other corporation authorized to acquire and operate the same, provided that in any such case (i) immediately after such transaction the Company or such other corporation formed by or surviving any such consolidation or merger, or to which sale, lease, exchange or other disposition shall have been made, will not be in default in the performance or observance of any of the terms, covenants and conditions in the Debenture Indenture to be kept or performed by the Company, (ii) the corporation (if other than the Company) formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, shall be a corporation organized under the laws of the United States of America, any state thereof or the District of Columbia, and (iii) the corporation (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or the corporation which shall have acquired or leased such property and assets, shall assume, by a supplemental indenture, the Company's obligations under such Debenture Indenture (Section 9.1). In case of any such consolidation, merger, sale, lease, exchange or other disposition and upon any such assumption by the successor corporation, such successor corporation shall succeed to and be substituted for the Company, with the same effect as if it had been named in such Debenture Indenture as the Company and subject to the conditions set forth in the Debenture Indenture, and the Company shall be relieved of any further obligation under such Debenture Indenture and any Debentures issued thereunder (Section 9.2).

     Modification of the Debenture Indenture. The Debenture Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of the Debentures to (i) evidence the assumption by a successor corporation of the obligations of the Company under such Debenture Indenture, (ii) add covenants or new events of default for the protection of the holders of such Debentures, (iii) cure any ambiguity or correct any inconsistency in the Debenture Indenture, (iv) establish the form and terms of any series of Debentures and to provide for adjustment of conversion rights, (v) evidence the acceptance of appointment by a successor trustee or (vi) amend the Debenture Indenture in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the holders of Debentures issued thereunder (Section 8.1).

     The Debenture Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Debentures of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Debenture Indenture or modify in any manner the rights of the holders of the Debentures of such series; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debenture affected thereby, (i) extend the stated maturity of the principal of any Debenture, reduce the principal amount thereof, reduce the rate or extend the time of payment of any interest thereon, change the coin or currency in which principal and interest are payable, impair or affect the right to institute suit for the enforcement of any payment, repayment or purchase thereof or materially and adversely affect the right to convert Debentures or (ii) reduce the percentage in aggregate principal amount of Debentures of any series issued under such Debenture Indenture, the consent of the holders of which is required for any such modification (Section 8.2).

     Events of Default. An Event of Default is defined under the Debenture Indenture with respect to the Debentures of any series issued thereunder as being: (i) default in the payment of any interest with respect to Debentures of such series when due, continued for 30 days; (ii) default in the payment of principal with respect to the Debentures of such series when due; (iii) default in the performance of any other covenant of the Company set forth in the Debenture Indenture applicable to Debentures of such series, continued for 60 days after any written notice by the Trustee or the holders of at least 25% in aggregate principal amount of the Debentures of such series then outstanding; and (iv) certain events of bankruptcy, insolvency or reorganization. If any Event of Default shall occur and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the Debentures of such series then outstanding, by notice in writing to the Company (and to the Trustee, if given by the holders), may declare the unpaid principal amount of the Debentures of such series due and payable immediately. At any time after a declaration of acceleration with respect to Debentures of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the Debentures of such series then outstanding may rescind and annul such declaration and its consequences if all defaults under the Debenture Indenture are cured or waived (Section 5.1).

     The Debenture Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or power under the Debenture Indenture at the request or direction of any of the holders of Debentures, unless such holders shall have offered to the Trustee reasonable security or indemnity (Sections 6.1 and 6.2). Subject to such provisions for the indemnification of the Trustee, and subject to applicable law and certain other provisions of the Debenture Indenture, the holders of a majority in aggregate principal amount of the Debentures of such series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debentures of such series, provided that such direction shall not be in conflict with any rule of law or the Debenture Indenture or involve the Trustee in personal liability (Section 5.7).

     The Company is required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the Debenture Indenture (Section 4.3).

     Transferability. No Debentures of any series will be transferable by the holders of such Debentures for a period of one year following the date of issuance, except for transfers by will or the laws of descent and distribution.

     Redemption. The Debentures of any series are not redeemable at the option of the Company prior to the stated maturity of such series.

     Conversion. The Debentures of each series will be convertible into Common Stock (or cash in lieu of fractional shares thereof) (Sections 13.1 and 13.2) in accordance with the following provisions unless otherwise provided in the Prospectus Supplement for such series.

     The holder of any Debentures of any series will have the right exercisable at any time after the initial conversion date set forth in the Prospectus Supplement and prior to maturity to convert such Debentures into shares of Common Stock at the conversion price or conversion rate set forth in the Prospectus Supplement, subject to adjustment (Section 13.3). The initial conversion date and the initial conversion price will be determined by negotiation; provided however, that no Debenture will be issuable unless either
(i) the Debenture has an initial conversion date which is at least one year following the date of issuance, or (ii) the initial conversion price for one share of Common Stock is greater than 125% of the fair market value of one share of Common Stock as of the date of issuance of such Debenture. The fair market value of a share of Common Stock will be the average of the high and low sales prices of Common Stock on the New York Stock Exchange on the day being considered.

     In certain events, the conversion price or conversion rate will be subject to adjustment as set forth in the Debenture Indenture. Such events include the issuance of shares of Common Stock as a dividend or distribution on the Common Stock; subdivisions, combinations and reclassifications of the Common Stock; redemption of the preferred share purchase rights associated with the Common Stock; the issuance to all holders of Common Stock of rights or warrants entitling the holders thereof (for a period not exceeding 45 days) to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share of Common Stock (as determined pursuant to the Debenture Indenture); and the distribution to substantially all holders of Common Stock of evidences of indebtedness, equity securities (including equity interests in the Company's Subsidiaries) other than Common Stock, or other assets (excluding cash dividends paid from surplus) or subscription rights or warrants (other than those referred to above). No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate (Section 13.3).

     Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based on the then current market price for the Common Stock (Section 13.2). Upon conversion, no adjustments will be made for accrued interest or dividends, and therefore Debentures surrendered for conversion between the record date for an interest payment and the interest payment date must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive (Section 13.1).

     In the case of any consolidation or merger of the Company (with certain exceptions) or any sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company, the holder of Debentures, after the consolidation, merger, sale, lease, exchange or other disposition, will have the right to convert such Debentures into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon or in connection with such consolidation, merger, sale, lease, exchange or other disposition, if the holder had held the Common Stock issuable upon conversion of such Debentures immediately prior to such consolidation, merger, sale, lease, exchange or other disposition (Section 13.4).

     Concerning the Trustee. The Trustee is a depositary for funds of, makes loans to and performs other services for the Company in the normal course of business.

     In addition to serving as Trustee under the Debenture Indenture and the Guarantee Indenture (as defined under "Description of Guarantees"), the Trustee also serves as Trustee under (i) a Senior Subordinated Indenture (the "Senior Subordinated Indenture") to be entered into between the Company and the Trustee, and (ii) the Subordinated Indenture (the "Subordinated Indenture") dated as of September 1, 1991, between the Company and the Trustee. Debt of the Company issued pursuant to the Debenture Indenture and the Guarantee Indenture constitutes senior indebtedness. As of December 31, 1995, the Company had outstanding approximately $27 million principal amount of senior indebtedness issued pursuant to the Debenture Indenture and approximately $64 million principal amount of guarantees issued pursuant to the Guarantee Indenture.

     Pursuant to the Trust Indenture Act, a trustee under an indenture may be deemed to have a conflicting interest, and may, under certain circumstances set forth in the Trust Indenture Act, be required to resign as trustee under such indenture, if the securities issued under such indenture are in default (as such term is defined in such indenture) and the trustee is the trustee under another indenture under which any other securities of the same obligor are outstanding, subject to certain exceptions set forth in the Trustee Indenture

Act. In such event, the obligor must take prompt steps to have a successor trustee appointed in the manner provided in the indenture from which the trustee has resigned.

     Pursuant to the Trust Indenture Act, the Trustee, as trustee under the Senior Subordinated Indenture, the Subordinated Indenture, the Debenture Indenture and the Guarantee Indenture, could be required to resign as trustee under one or more of such indentures should a default occur under one or more of such indentures. In such event, the Company would be required to take prompt steps to have a successor trustee or successor trustees appointed in the manner provided in the applicable indenture or indentures.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                           WITH RESPECT TO DEBENTURES

     The following summary of certain United States federal income tax consequences with respect to the Debentures is based on current law and is for general information only. Because the terms of the acquisitions which may be effected by use of Debentures and certain terms of the Debentures have not been determined, portions of the following summary may not be applicable to a holder once such terms are set and certain other tax consequences not discussed herein may be applicable. The tax treatment of a holder of Debentures may vary depending upon such holder's particular situation. Because the Debentures will be issued in acquisitions, this disclosure focuses on holders who acquire Debentures in exchange for property. Certain holders of Debentures (including insurance companies, tax-exempt organizations, financial institutions, broker/dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH PROSPECTIVE HOLDER SHOULD CONSULT SUCH PROSPECTIVE HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH PROSPECTIVE HOLDER OF ACQUIRING, HOLDING AND DISPOSITION OF THE DEBENTURES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND RECENT OR POSSIBLE CHANGES IN APPLICABLE TAX LAWS.

  Stated Interest

     In general, all interest payments on a Debenture that are payable at a single fixed rate and are unconditionally payable in cash or in property (other than debt instruments of the Company) at least annually ("qualified stated interest") will be includible in the holder's gross income as ordinary interest income in accordance with such holder's regular method of accounting for tax purposes. For cash basis holders, such payments will be includible in income when received (or when made available for receipt, if earlier). For accrual basis holders, such payments will be includible in income when all events necessary to establish the right to receive such payments have occurred.

  Gain or Loss on Receipt of Debenture

     Generally, a holder of a Debenture who receives the Debenture in exchange for property will realize a taxable gain or loss equal to the difference between the amount realized and such holder's tax basis in the property exchanged therefor. Such gain or loss will be capital gain or loss or ordinary income or loss, depending on the character of the property exchanged for the Debenture. Unless the installment method of reporting gain is applicable (as discussed below), such realized gain or loss will be recognized in the holder's tax year in which the exchange occurs. If the installment method of reporting gain is not applicable, the determination of the amount realized by a holder upon the receipt of a Debenture may vary depending on the method of accounting used by the particular holder. Further, if the property exchanged for a Debenture is treated as a capital asset, and if the holder's holding period of such property exceeds one year, such capital gain or loss will be long-term.

  Installment Method of Reporting

     If, for federal income tax purposes, the installment method of reporting gain is available to a holder of a Debenture and such holder chooses to report gain on the installment method, such holder will recognize the gain realized on the disposition of the property exchanged for the Debenture on a ratable basis in the taxable years in which principal payments with respect to the Debenture are received rather than recognizing all such gain in the taxable year in which the holder disposes of such property. The installment method will apply to a holder unless such holder properly elects out of the installment method. Under the installment method of reporting gain, the income recognized by the holder for any taxable year is that proportion of the principal payments received by such holder in such taxable year which equals the proportion that
(i) the total gain to be realized by such Seller on the disposition of such property bears to (ii) the issue price of the Debenture. The term "payment" does not include the receipt of any evidence of indebtedness of the purchaser of the property.

     For the installment method of reporting gain to be available to a holder of a Debenture, among other things (i) at least one payment must be received after the close of the taxable year in which the exchange of the holder's property for such Debenture occurred, (ii) the holder's property must not be property of a kind which is required to be included in the inventory of such holder if on hand at the closing of the taxable year and (iii) the Debenture must not be payable on demand, be in a form to render it readily tradable in an established securities market or in fact be so readily tradable. The Company believes that the Debentures will not be readily tradable in an established securities market. Taxable gain, which may include gain realized on the receipt of a Debenture which is deferred under the installment method, will be recognized by the original holder of the Debenture upon a disposition of the Debentures by such holder, including a conversion of the Debenture into Common Stock.

     Under certain circumstances, a holder of a Debenture who reports gain on the installment method will be subject to the interest charge and pledging rules of section 453A of the Internal Revenue Code of 1986, as amended (the "Code").

     Section 453A of the Code generally imposes an interest charge on the deferred tax liability with respect to any obligation which arises from the disposition of any property (other than certain personal use and farm property and certain timeshares and residential lots) under the installment method if the sales price of such property exceeds $150,000 (an "applicable obligation") and
(i) such applicable obligation is outstanding at the close of the taxable year in which such applicable obligation arose, and (ii) the face amount of all applicable obligations held by the taxpayer which arose during, and are outstanding as of the close of, such taxable year exceeds $5,000,000. For purposes of determining whether the sales price of property exceeds $150,000, all sales or exchanges which are part of the same transaction or series of related transactions are aggregated and treated as one sale or exchange. In such case, the holder's federal income tax will be increased for each taxable year that such Debenture is outstanding at the close of such taxable year by an amount of interest equal to (i) the underpayment rate in effect under section 6621(a)(2) of the Code for the month with or within which such taxable year ends, multiplied by (ii) the product of (a) the amount of gain with respect to such Debenture which has not been recognized as of the close of such taxable year, multiplied by (b) the maximum rate of federal income tax in effect for such holder under section 1 or 11 of the Code, whichever is appropriate, for such taxable year multiplied by (iii) the percentage determined by dividing (x) the portion of the aggregate face amount of all applicable obligations outstanding as of the close of such taxable year in excess of $5,000,000 by (y) the aggregate face amount of all such applicable obligations outstanding as of the close of such taxable year.

     In addition to imposing an interest charge in certain circumstances, section 453A of the Code generally treats the net proceeds of any indebtedness secured by an applicable obligation as a payment received on such installment obligation as of the later of (i) the time such indebtedness became secured by such applicable obligation, or (ii) the time the proceeds of such indebtedness are received by the taxpayer. For this purpose, indebtedness is secured by an applicable obligation to the extent payment of principal or interest on such indebtedness is directly secured (under the terms of the indebtedness or any underlying arrangements) by any interest in such applicable obligation. If any indebtedness of a holder of a Debenture is secured in such manner by a Debenture received by such holder of Debentures that is an applicable obligation, the net proceeds of such indebtedness will, for purposes of the installment method of reporting, be treated as a payment received on such Debentures as of the later of (i) the time the indebtedness became secured indebtedness, or (ii) the time the proceeds of such indebtedness are received by the holder.

  Original Issue Discount

     A Debenture may be issued with original issue discount, as described below. Holders of Debentures issued with original issue discount generally will be subject to the special tax accounting rules for original issue discount provided by the Code and certain Treasury Regulations.

     General. A holder of a Debenture issued with original issue discount will effectively recognize interest income in addition to the stated interest for federal income tax purposes equal to the excess of the interest calculated at the applicable federal rate over the actual interest paid or accrued on the Debenture. Such recognition of interest income should be deemed to reduce the principal payments under the Debentures with the effect of reducing the gain or increasing the loss recognized by the holder on the receipt of the Debenture as discussed above. A Debenture will not be treated as issued with original issue discount if the issue price, as defined in section 1274(a) of the Code, equals or exceeds the Debenture's "stated redemption price at maturity". The stated redemption price at maturity of a Debenture issued for property will equal the issue price if the Debenture has adequate stated interest as defined in section 1274(c)(2) of the Code. In general, interest at a rate equal to or in excess of the applicable federal rate compounded semiannually will constitute adequate stated interest. The applicable federal rate is adjusted monthly. Each Debenture will need to be tested when it is issued to determine if it has adequate stated interest.

     A Debenture will be treated as having original issue discount (a "Discount Debenture") if the excess of the Debenture's "stated redemption price at maturity" over its issue price (defined in section 1274(a)) equals or exceeds
 1/4 of 1 percent of such Debenture's stated redemption price at maturity multiplied by the number of complete years to its maturity. "Stated redemption price at maturity" is the total of all payments provided by the Debenture that are not payments of "qualified stated interest." Generally, if a Debenture does not have adequate stated interest, the issue price is an amount equal to the sum of the present values (calculated using the applicable federal rate) of all payments due under the Debenture.

     A holder of a Discount Debenture will have to include original issue discount in income before the receipt of cash attributable to such income. The amount of original issue discount includible in income by a holder of a Discount Debenture is determined pursuant to the provisions of section 1272 of the Code. Under these rules, original issue discount accrues daily over the life of the Discount Debenture in accordance with a constant-yield method that takes into account the compounding of interest. Even cash-basis taxpayers must take original issue discount into account as ordinary income as it accrues without regard to when payments were made.

     Reporting Period. The Company is required to report to the Internal Revenue Service (the "Service") the amount of original issue discount accrued on Discount Debentures held of record by United States persons other than corporations and other exempt holders.

  Conversion of Debentures into Common Stock

     The conversion of a Debenture into Common Stock by a holder reporting gain under the installment method will constitute a disposition of the Debenture and, as a result, taxable gain equal to the difference between the fair market value of the Common Stock received and such holder's tax basis in the Debenture will be recognized pursuant to section 453B of the Code in the year of conversion. The tax basis of a Debenture to a holder reporting gain using the installment method will generally equal the excess of the face value of the Debenture over an amount equal to the income which would be returnable were the Debenture satisfied in full. The tax basis of the Common Stock received in such a taxable conversion will equal its fair market value on the conversion date. Such Common Stock's holding period will commence on the day after the conversion date.

     A holder of a Debenture who elected out of installment sale treatment should not recognize gain or loss on the conversion of a Debenture solely into shares of Common Stock, except with respect to cash received either in lieu of a fractional share or with respect to any accrued interest paid on the Debenture and not previously included in income. The holding period of the shares of Common Stock received upon conversion of the Debenture will include the period during which the Debenture was held (provided the Debenture was a capital asset in the hands of the holder prior to the conversion). The holder's aggregate tax basis in the shares of Common Stock received upon conversion of the Debenture will be equal to the holder's aggregate tax basis in the Debenture exchanged therefor (less a portion thereof allocable to any fractional share). A holder of a Debenture will recognize taxable gain or loss on cash received in lieu of a fractional share of Common Stock in an amount equal to the difference between the amount of cash received and the holder's basis in such fractional share. Such gain or loss should be a capital gain or loss if the fractional share is a capital asset in the hands of the holder.

     Certain adjustments in the conversion price of the Debentures may result in constructive distributions to holders of Debentures that could be taxable to them as dividends pursuant to section 305 of the Code. In addition, the failure to adjust fully the conversion price of the Debentures to reflect distributions of stock dividends with respect to the Common Stock (or rights to acquire Common Stock) may result in a taxable dividend to the holders of the Common Stock.

  Disposition of Debentures or Common Stock

     In general, the holder of a Debenture (or shares of Common Stock into which it was converted) will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Debenture or Common Stock measured by the difference between the amount of cash and the fair market value of property received (except to the extent attributable to the payment of accrued interest which was not previously included in income) and the holder's tax basis in the Debenture or Common Stock. In this regard, a holder who is not reporting gain under the installment method will have a tax basis in a Debenture which will generally equal the amount realized by the holder upon receipt of the Debenture. The tax basis of a Debenture to a holder reporting gain using the installment method will generally equal the excess of the face value of the Debenture over an amount equal to the income which would be returnable were the Debenture satisfied in full. The tax basis of Common Stock is discussed above. The gain on the sale or redemption of the Debentures or Common Stock should be long-term capital gain provided the Debentures or Common Stock were capital assets in the hands of the holder and had been held for more than the then applicable holding period (currently one year).

  Backup Withholding

     Under the backup withholding rules, a holder of a Debenture may be subject to backup withholding at the rate of 31 percent on interest paid on the Debenture or on any other cash payment with respect to the sale or redemption of the Debenture, unless (i) such holder is a corporation or comes within certain other exempt categories and when required demonstrates this fact, or (ii) such holder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules in the Treasury Regulations. Prospective purchasers of Debentures will be required to complete a Form W-9 in order to provide the required information to the Company. A holder of a Debenture who does not provide the Company with the holder's correct taxpayer identification number may be subject to penalties imposed by the Service.

     The Company will report to the holders of the Debentures and the Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on the Debentures.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF DEBENTURES SHOULD CONSULT SUCH PROSPECTIVE HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH PROSPECTIVE HOLDER, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE DEBENTURES.

                           DESCRIPTION OF GUARANTEES

     The Registration Statement filed by the Company under the Securities Act of 1933 in connection with this offering covers the Guarantees which have been or may be issued by the Company in connection with the acquisition of other businesses or properties. Subsidiary notes will be guaranteed by the Company (under this caption referred to as "Guarantor") as described below. The Guarantees are to be issued under an Indenture dated as of May 1, 1970, as amended (the "Guarantee Indenture"), between the Guarantor and Texas Commerce Bank National Association (the "Trustee"). The Guarantee Indenture covers Guarantees of an unlimited aggregate principal amount of subsidiary notes. Certain statements under this caption are summaries of, and subject to, detailed provisions of the Guarantee Indenture, a copy of which is filed as an exhibit to the Registration Statement covering the securities offered by this Prospectus.

     General. The terms of the subsidiary notes, including amounts, maturity and interest rates, will be separately negotiated in connection with each acquisition. The Guarantor may guarantee the payment of the principal of (and premium, if any) and interest on the subsidiary notes when and as the same shall become due and payable, whether by declaration or otherwise. The Guarantees will be unsecured senior obligations of the Company. The Guarantee Indenture will not limit the amount of Guarantees, Debentures, notes or other types of indebtedness, including secured indebtedness, that may be issued by the Company or any of its Subsidiaries nor will it restrict transactions between the Company and its affiliates, the payment of dividends by the Company or the transfer of assets by the Company to its Subsidiaries. The Company currently conducts substantially all its operations through Subsidiaries. Consequently, the rights of the Company to receive assets of any Subsidiary (and thus the ability of the holders of Guarantees to benefit indirectly from such assets) are subject to the prior claims of creditors of that Subsidiary. The Guarantee Indenture and the Guarantees will not contain any covenants or other provisions that are intended to afford holders of the Guarantees special protection in the event of a highly leveraged transaction by the Company. As of December 31, 1995, the Company and its subsidiaries had outstanding approximately $1,733 million of secured debt or senior unsecured indebtedness and approximately $121 million of unsecured and subordinated debt. Such amounts included approximately $597 million of indebtedness of the Company's subsidiaries.

     Events of Default. The Guarantee Indenture provides that failure by the Guarantor to make payments on any Guarantee that becomes payable and continues thereafter for a period of 30 days shall constitute an "Event of Default" under the Guarantee Indenture.

     In case any Event of Default shall have occurred and be continuing, the Trustee, in its own name and as Trustee of an express trust, may institute suit to recover on Guarantees which are due and payable and recover judgment against the Guarantor or any other obligor on the Guarantee. The Trustee is also authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of such Guaranteeholders allowed in any judicial proceedings relative to the Guarantor, or other obligor on the Guarantees, its creditors or its property.

     The Guarantee Indenture provides that the right of any Guaranteeholder to receive, and to institute suit to enforce, payment on any Guarantee when and if such Guarantee becomes payable, shall not be impaired without the consent of such holder.

     Modification of the Guarantee Indenture. The Guarantee Indenture contains provisions permitting the Guarantor and the Trustee to enter into an indenture or indentures supplemental thereto (which shall conform to the provisions of the Trust Indenture Act of 1939 as in force at the date of execution thereof), provided, however, that no such supplemental indenture shall affect the right of any Guaranteeholder, without the consent of such Guaranteeholder, (i) to receive payment on a Guarantee when it becomes due and payable or (ii) to institute suit for enforcement of any such payment. Upon execution of any supplemental indenture, the Guarantee Indenture shall be and be deemed to be modified and amended in accordance therewith.

     The Guarantee Indenture includes a covenant that the Guarantor will file a statement annually with the Trustee regarding compliance by the Guarantor with the terms of the Guarantee Indenture and specifying any default of which the signers may have knowledge.

     Satisfaction and Discharge of Guarantee Indenture. The Guarantee Indenture will be discharged upon expiration or cancellation of all the Guarantees or upon deposit with the Trustee of funds sufficient to effect such expiration or cancellation.

     Certificates and Opinions to be Furnished to Trustee. The Guarantee Indenture provides, in addition to such other certificates or opinions as may be specifically required by the other provisions of the Guarantee Indenture, that any application by the Guarantor for action by the Trustee shall be accompanied by the certificate of officers of the Guarantor and an opinion of counsel (who may be counsel for the Company) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with.

     Concerning the Trustee. See "Description of Debentures -- Concerning the Trustee."

                                 LEGAL MATTERS

     The validity of the issuance of the Debentures and the Guarantees and the legality of the issuance of the Common Stock offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of Service Corporation International at December 31, 1994 and 1993, and for the years then ended appearing in Service Corporation International's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Coopers & Lybrand L.L.P., independent accountants, and for the year ended December 31, 1992, have been audited by Ernst & Young LLP, independent auditors, as set forth in their respective reports thereon incorporated by reference herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of Omnium de Gestion et de Financement S.A. for the years ended December 31, 1994 and 1993, have been incorporated herein in reliance upon the reports of Barbier Frinault & Associes, Membre d' Arthur Andersen & Co., SC and PGA, independent accountants, included in the Form 8-K dated September 5, 1995 of Service Corporation International, incorporated by reference herein upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Gibraltar Mausoleum Corporation and subsidiaries for the year ended September 30, 1994, included in the Form 8-K dated September 5, 1995 of Service Corporation International and incorporated herein by reference have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein in reliance upon the report of Ernst & Young LLP given upon the authority of such firm as experts in accounting and auditing.

===============================================================================

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING STOCKHOLDER OR UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

Outstanding Securities Covered by This
  Prospectus............................   2

Available Information...................   2

Incorporation of Certain Documents by
  Reference.............................   4

The Company.............................   5

Use of Proceeds.........................   5

Selected Financial Data.................   6

Ratio of Earnings to Fixed Charges......   7

Description of Debentures...............   7

Certain Federal Income Tax Consequences
  With Respect to Debentures............  11

Description of Guarantees...............  15

Legal Matters...........................  16

Experts.................................  16

===============================================================================

===============================================================================

                              SERVICE CORPORATION
                                 INTERNATIONAL

                                  COMMON STOCK
                                 ($1 PAR VALUE)

                         GUARANTEES OF PROMISSORY NOTES

                             CONVERTIBLE DEBENTURES

                                 -------------
                                   PROSPECTUS
                                 -------------

                             DATED: MARCH   , 1996

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position. A director or officer may be indemnified only if it is determined that the person (a) conducted himself in good faith; (b) reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests; and (ii) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

     The Company's Restated Articles of Incorporation contain provisions eliminating or limiting liabilities of directors for breaches of their duty of care. The Company's Bylaws provide for indemnification of officers and directors of the Company and persons serving at the request of the Company in such capacities for other business organizations against certain losses, costs, liabilities and expenses incurred by reason of their positions with the Company or such other business organizations. The Company also has policies insuring its officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by a final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     a. Exhibits. The following is a list of Exhibits being filed with this Registration Statement which are, to the extent indicated by reference to previous filings with the Securities and Exchange Commission, incorporated herein:

    EXHIBIT NO.                                    DESCRIPTION
-------------------- ------------------------------------------------------------------------
          3.1        -- Restated Articles of Incorporation of SCI, as amended. (Incorporated by reference to Exhibit 3.1 to Registration Statement No. 2-50721 on
                        Form S-1)

          3.2        -- Articles of Amendment to Restated Articles of Incorporation of SCI.
                        (Incorporated by reference to Exhibit (4)(i)1 to Form 10-Q for the fiscal quarter ended July 31, 1982)

          3.3        -- Articles of Amendment to Restated Articles of Incorporation of SCI.
                        (Incorporated by reference to Exhibit 3.1 to SCI's Form 10-Q for the fiscal quarter ended July 31, 1983)

          3.4        -- Articles of Amendment to Restated Articles of Incorporation of SCI.
                        (Incorporated by reference to Exhibit 4.7 to SCI's Registration
                        Statement No. 33-8727 on Form S-3)

    EXHIBIT NO.                                    DESCRIPTION
-------------------- ------------------------------------------------------------------------
          3.5        -- Articles of Amendment to Restated Articles of Incorporation.
                        (Incorporated by reference to Exhibit 4.1 to SCI's Registration
                        Statement No. 33-16678 on Form S-4)

          3.6        -- Statement of Resolution Establishing Series of Shares of Series C
                        Junior Participating Preferred Stock, dated August 5, 1988.
                        (Incorporated by reference to Exhibit 3.1 to Form 10-Q for the fiscal quarter ended July 31, 1988)

          3.7        -- Articles of Amendment to Restated Articles of Incorporation.
                        (Incorporated by reference to Exhibit 3.8 to Registration Statement
                        No. 33-47097 on Form S-4)

          3.8        -- Bylaws, as amended. (Incorporated by reference to Exhibit 3.7 for
                        Form 10-K for the fiscal year ended December 31, 1991)

          4.1        -- Rights Agreement, dated as of July 18, 1988, between SCI and Texas
                        Commerce Bank National Association ("TCB"). (Incorporated by
                        reference to Exhibit 1 to Form 8-K dated July 18, 1988)

          4.2        -- Amendment, dated as of May 10, 1990 to the Rights Agreement, dated as of July 18, 1988, between SCI and TCB. (Incorporated by reference to
                        Exhibit 1 to Form 8-K dated May 10, 1990)

          4.3        -- Agreement appointing a Successor Rights Agent under Rights Agreement, dated June 1, 1990, by SCI and Ameritrust Company National
                        Association. (Incorporated by reference to Exhibit 4.1 to Form 10-Q for the fiscal quarter ended June 30, 1990)

          4.4        -- Form of Indenture dated May 1, 1970 between SCI and First City
                        National Bank of Houston, as Trustee. (Incorporated by reference to
                        Exhibit No. 4.4 to SCI's Registration Statement No. 2-36595 on Form
                        S-1)

          4.5        -- Form of Supplemental Indenture dated June 15, 1992 between SCI and
                        TCB, as Successor Trustee. (Incorporated by reference to Exhibit 4.5 to Registration Statement No. 33-47097 on Form S-4)

         *4.6        -- Second Supplemental Indenture dated January 19, 1996, between SCI and
                        TCB, as Trustee.

          4.7        -- Form of Debenture Indenture dated June 15, 1992 between SCI and TCB, as Trustee. (Incorporated by reference to Exhibit No. 4.6 to
                        Registration Statement No. 33-47097 on Form S-4)

         *4.8        -- Undertaking to furnish instruments related to long-term debt.

         *5.1        -- Opinion and Consent of Fulbright & Jaworski L.L.P. as to validity or legality of securities.

         12.1        -- Computation of Ratio of Earnings to Fixed Charges (Incorporated by
                        reference to Exhibit 12.1 to Form 10-Q for the fiscal quarter ended
                        June 30, 1995 and to Exhibit 12.2 to Form 10-Q for the fiscal quarter ended March 31, 1995).

        *23.1        -- Consent of Fulbright & Jaworski L.L.P. (Included in the opinion of such firm filed as Exhibit 5.1)

        *23.2        -- Consent of Independent Accountants (Coopers & Lybrand L.L.P.).

        *23.3        -- Consent of Independent Auditors (Ernst & Young LLP).

        *23.4        -- Consent of Independent Accountants (Barbier Frinault & Associes,
                        Membre d'Arthur Andersen & Co., SC and PGA).

        *23.5        -- Consent of Independent Auditors (Ernst & Young LLP).

    EXHIBIT NO.                                    DESCRIPTION
-------------------- ------------------------------------------------------------------------
         24          -- Powers of Attorney. (Incorporated by reference to Exhibit 24 to
                        Registration Statement No. 33-60683 on Form S-3)

        *26.1        -- Statement of Eligibility and Qualification Under the Trust Indenture
                        Act of 1939 of a Corporation Designated to Act as Trustee on Form T-1
                        with respect to SCI guarantees of promissory notes of subsidiaries pursuant to the Indenture dated May 1, 1970, as amended, between SCI and TCB, as successor Trustee.

        *26.2        -- Statement of Eligibility and Qualification Under the Trust Indenture
                        Act of 1939 of a Corporation Designated to Act as Trustee on Form T-1
                        with respect to Convertible Debentures of SCI pursuant to the
                        Indenture dated June 15, 1992 between SCI and TCB, as Trustee.

---------------

* Filed herewith.

ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8) To supply by means of a post-effective amendment all required information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on this 20th day of March, 1996.

                                        SERVICE CORPORATION INTERNATIONAL
                                                    (Registrant)

                                        By       /s/  JAMES M. SHELGER
                                           -------------------------------------
                                                      James M. Shelger
                                          Senior Vice President, General Counsel
                                                      and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or Amendment thereto has been signed below by the following persons in the capacities and on the date indicated:

                   SIGNATURE                                TITLE                    DATE
-----------------------------------------------  ---------------------------   -----------------
            /s/  R. L. WALTRIP*                  Chairman of the Board and   )
-----------------------------------------------    Chief Executive Officer   )
                 R. L. Waltrip                                               )
                                                                             )
         /s/  GEORGE R. CHAMPAGNE*               Senior Vice President and   )
-----------------------------------------------    Chief Financial Officer   )
              George R. Champagne                  (Principal Financial      )     March 20, 1996
                                                   Officer)                  )
                                                                             )
                                                                             )
           /s/  WESLEY T. MCRAE*                 Managing Director --        )
-----------------------------------------------    Financial Reporting of    )
                Wesley T. McRae                    SCI Management            )
                                                   Corporation, a subsidiary )
                                                   of the Registrant         )
                                                   (Principal Accounting     )
                                                   Officer)                  )


          /s/  ANTHONY L. COELHO*                )
-----------------------------------------------  )
               Anthony L. Coelho                 )
                                                 )
          /s/  DOUGLAS M. CONWAY*                )
-----------------------------------------------  )
               Douglas M. Conway                 )
                                                 )
          /s/  JACK FINKELSTEIN*                 )
-----------------------------------------------  )
               Jack Finkelstein                  )
                                                 )
           /s/  A. J. FOYT, JR.*                 )
-----------------------------------------------  )  Directors                     March 20, 1996
                A. J. Foyt, Jr.                  )
                                                 )
        /s/  JAMES J. GAVIN, JR.*                )
-----------------------------------------------  )
             James J. Gavin, Jr.*                )
                                                 )
           /s/  JAMES H. GREER*                  )
-----------------------------------------------  )
                James H. Greer                   )
                                                 )
      /s/  L. WILLIAM HEILIGBRODT*               )
-----------------------------------------------  )
            L. William Heiligbrodt               )

                   SIGNATURE                                TITLE                   DATE
-----------------------------------------------  ---------------------------  -----------------
           /s/  B. D. HUNTER*
-----------------------------------------------)
                B. D. Hunter                   )
                                               )
         /s/  JOHN W. MECOM, JR.*              )
-----------------------------------------------)
              John W. Mecom, Jr.               )
                                               )
       /s/  CLIFTON H. MORRIS, JR.*            ) Director                      March 20, 1996
-----------------------------------------------)
            Clifton H. Morris, Jr.             )
                                               )
          /s/  E. H. THORNTON, JR.*            )
-----------------------------------------------)
               E. H. Thornton, Jr.             )
                                               )
            /s/  W. BLAIR WALTRIP*             )
-----------------------------------------------)
                 W. Blair Waltrip              )
                                               )
            /s/  EDWARD E. WILLIAMS*           )
-----------------------------------------------)
                 Edward E. Williams


*By:       /s/  JAMES M. SHELGER
-----------------------------------------------
                James M. Shelger
                Attorney-in-Fact

                               INDEX TO EXHIBITS

    EXHIBIT NO.                                    DESCRIPTION
-------------------- ------------------------------------------------------------------------
          3.1        -- Restated Articles of Incorporation of SCI, as amended. (Incorporated by reference to Exhibit 3.1 to Registration Statement No. 2-50721 on
                        Form S-1)

          3.2        -- Articles of Amendment to Restated Articles of Incorporation of SCI.
                        (Incorporated by reference to Exhibit (4)(i)1 to Form 10-Q for the fiscal quarter ended July 31, 1982)

          3.3        -- Articles of Amendment to Restated Articles of Incorporation of SCI.
                        (Incorporated by reference to Exhibit 3.1 to SCI's Form 10-Q for the fiscal quarter ended July 31, 1983)

          3.4        -- Articles of Amendment to Restated Articles of Incorporation of SCI.
                        (Incorporated by reference to Exhibit 4.7 to SCI's Registration
                        Statement No. 33-8727 on Form S-3)

          3.5        -- Articles of Amendment to Restated Articles of Incorporation.
                        (Incorporated by reference to Exhibit 4.1 to SCI's Registration
                        Statement No. 33-16678 on Form S-4)

          3.6        -- Statement of Resolution Establishing Series of Shares of Series C
                        Junior Participating Preferred Stock, dated August 5, 1988.
                        (Incorporated by reference to Exhibit 3.1 to Form 10-Q for the fiscal quarter ended July 31, 1988)

          3.7        -- Articles of Amendment to Restated Articles of Incorporation.
                        (Incorporated by reference to Exhibit 3.8 to Registration Statement
                        No. 33-47097 on Form S-4)

          3.8        -- Bylaws, as amended. (Incorporated by reference to Exhibit 3.7 for
                        Form 10-K for the fiscal year ended December 31, 1991)

          4.1        -- Rights Agreement, dated as of July 18, 1988, between SCI and Texas
                        Commerce Bank National Association ("TCB"). (Incorporated by
                        reference to Exhibit 1 to Form 8-K dated July 18, 1988)

          4.2        -- Amendment, dated as of May 10, 1990 to the Rights Agreement, dated as of July 18, 1988, between SCI and TCB. (Incorporated by reference to
                        Exhibit 1 to Form 8-K dated May 10, 1990)

          4.3        -- Agreement appointing a Successor Rights Agent under Rights Agreement, dated June 1, 1990, by SCI and Ameritrust Company National
                        Association. (Incorporated by reference to Exhibit 4.1 to Form 10-Q for the fiscal quarter ended June 30, 1990)

          4.4        -- Indenture dated May 1, 1970 between SCI and First City National Bank of Houston, as Trustee. (Incorporated by reference to Exhibit No. 4.4 to SCI's Registration Statement No. 2-36595 on Form S-1)

          4.5        -- Supplemental Indenture dated June 15, 1992 between SCI and TCB, as
                        Successor Trustee. (Incorporated by reference to Exhibit 4.5 to
                        Registration Statement No. 33-47097 on Form S-4)

         *4.6        -- Second Supplemental Indenture dated January 19, 1996, between SCI and
                        TCB, Successor Trustee.

          4.7        -- Debenture Indenture dated June 15, 1992 between SCI and TCB, as
                        Trustee. (Incorporated by reference to Exhibit No. 4.6 to
                        Registration Statement No. 33-47097 on Form S-4)

         *4.8        -- Undertaking to furnish instruments related to long-term debt.

         *5.1        -- Opinion and Consent of Fulbright & Jaworski L.L.P. as to validity or legality of securities.

    EXHIBIT NO.                                    DESCRIPTION
-------------------- ------------------------------------------------------------------------
         12.1        -- Computation of Ratio of Earnings to Fixed Charges (Incorporated by
                        reference to Exhibit 12.1 to Form 10-Q for the fiscal quarter ended
                        September 30, 1995, Exhibit 12.1 to Form 10-Q for the fiscal quarter ended June 30, 1995 and to Exhibit 12.2 to Form 10-Q for the fiscal quarter ended March 31, 1995).

        *23.1        -- Consent of Fulbright & Jaworski L.L.P. (Included in the opinion of such firm filed as Exhibit 5.1)

        *23.2        -- Consent of Independent Accountants (Coopers & Lybrand L.L.P.).

        *23.3        -- Consent of Independent Auditors (Ernst & Young LLP).

        *23.4        -- Consent of Independent Accountants (Barbier Frinault & Associes,
                        Membre d'Arthur Andersen & Co., SC and PGA).

        *23.5        -- Consent of Independent Auditors (Ernst & Young LLP).

         24          -- Powers of Attorney. (Incorporated by reference to Exhibit 24 to
                        Registration Statement No. 33-60683 on Form S-3)

        *26.1        -- Statement of Eligibility and Qualification Under the Trust Indenture
                        Act of 1939 of a Corporation Designated to Act as Trustee on Form T-1
                        with respect to SCI guarantees of promissory notes of subsidiaries pursuant to the Indenture dated May 1, 1970, as amended, between SCI and TCB, as successor Trustee.

        *26.2        -- Statement of Eligibility and Qualification Under the Trust Indenture
                        Act of 1939 of a Corporation Designated to Act as Trustee on Form T-1
                        with respect to Convertible Debentures of SCI pursuant to the
                        Indenture dated June 15, 1992 between SCI and TCB, as Trustee.

---------------

* Filed herewith.